Exhibit 10.7 Employment Agreement between Global Media Group Holdings, Inc. and James Caan


                        GLOBAL MEDIA GROUP HOLDINGS, INC.
                              EMPLOYMENT AGREEMENT
                      President, Entertainment Development


        THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of April 15, 2006, by and between James Caan ("Employee") and Global Media Group Holdings, Inc., a Delaware corporation ("Employer" or the "Company").

        WHEREAS, Employer is an emerging, publicly-traded media and entertainment holding company engaged in content, technology and media services; and

        WHEREAS, Employee is a creative force, highly-accomplished actor and entertainment industry executive and deemed to be critically valuable to Employer; and

        WHEREAS, Employer desires to employ Employee as the senior executive officer of the Employer, responsible for the conception, development and production of entertainment programming as well as business, talent and investor development activities and Employee desires to be so retained pursuant to the terms of this Agreement:


                                    AGREEMENT
                                    ---------

        NOW, THEREFORE, in consideration of the mutual covenants set forth below, the parties hereby agree as follows.

            Section 1. Employment.

                1.1 Term. Employer shall employ Employee, and Employee shall serve Employer for three (3) years commencing on the date of this Agreement, subject to the provisions set forth below. Employee shall have the right to voluntarily terminate his employment at any time upon written notice to Employer.

                1.2 Duties, Employee shall be responsible for (1) the concepts, development and oversight over production of his entertainment programming ideas and the ideas of others brought to Company by him, (2) business and talent introductions and development to benefit the Company and (3) investor introductions and development to benefit the Company. Notwithstanding the foregoing, without Employee's approval, Employee shall not be required to provide any television services in contravention of the agreement between JEC Productions, Inc. for the services of Employee and NBC Studios, Inc. concerning Employee's role of "Big Eddie Reline" in the television series "Las Vegas".

                (a)     Capacity.

        Employee shall serve as President, Entertainment Development. Employee shall perform those duties generally required of persons in positions of divisional senior executives as well as such duties, not inconsistent with this agreement, as the Board of Directors of the Company (the "Board") may from time

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to time direct. The Employee shall report and be responsible to the Chief
Executive Officer.

                 (b) Schedule. So long as Employee is employed by Employer, Employee shall devote such time and attention as shall be necessary to faithfully and fully carry-out his duties described herein; provided, however, Employee may (i) devote time to and invest in non-competing side activities, provided that such activities do not individually or in the aggregate interfere with his duties so as to adversely affect Employer's business and (ii) carry out all of his own media, entertainment and talent activities which have been and continue to be part of his professional career. Employee shall at all times perform his duties and obligations faithfully, diligently and to the best of Employee's ability.

                (c) Kev Man Insurance. Employer may for its benefit and at its own expense insure Employer's life. Employee agrees to submit to such physical examination and supply such information as may be reasonably required in connection therewith.

                 (d) Other Insurance. Employee shall be covered under all errors and omissions, general liability or other applicable policy of insurance that Employer may acquire from time to time, which covers Employer's other executive officers and/or senior management.

                (e) Use of Likeness, etc.. Except as otherwise required by law, Employee's approval shall be required prior to Employer's use of Employee's name, likeness or biography for promotional purposes; including but not limited in any promotional or offering materials. In that regard, Employee shall not be required to make any personal appearances for promotional purposes unless approved in advance by Employee.

                1.3 Compensation. As compensation for the services to be rendered during such period and the other obligations undertaken by Employee hereunder, Employee shall be entitled to the following compensation:

                (a) Base Salary. Subject to adjustment as described below, Employer shall pay to Employee a base salary at an annual rate of two hundred and forty thousand ($240,000) starting May 15, 2006 and continuing for the remaining term of this Agreement (the "Base Salary") or such greater amount as may be determined upon a review of Employee's performance to be undertaken pursuant to Company policy regarding performance reviews by senior executive officers at least once annually. Employee's Base Salary shall be payable monthly in accordance with Employer's standard payroll procedures for its senior executives, with the first such monthly payment due June 15, 2006.

                (b) Signing Bonus. Employee shall be entitled to receive a signing bonus of $70,000 payable upon the earlier of (i) the date thirty (30) days after the closing of the sale of debt or equity securities in which the Company raises at least $1,000,000, (ii) the date thirty (30) days after the next registered public offering of the Company's Common Stock (a "Public Offering'), or (iii) July 1, 2006.

                (c) Stock Option Grant. Management will recommend to the Employer's Board of Directors (the "Board")at the first board meeting following the execution of this Agreement that Employee be issued a non qualified stock

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option to purchase Five Hundred Thousand Shares (500,000) of Employer's Common
Stock (the "Option"). The Option will have an exercise price equal to the fair market value of Employer's stock on the date of grant, vest in equal monthly installments over a thirty-six (36) month period and provide for Employee to exercise his vested Option, in whole or in part, on a "cash-less" and/or same-day sale basis. As soon as reasonably practicable after the Public Offering, Employer shall file a registration statement, registering the shares of the Company's Common Stock reserved for issuance pursuant to the Company's equity compensation programs. Such registration statement shall include the shares reserved for issuance to the Employee upon exercise of the Option. In addition to the foregoing, Employee will be entitled to register his shares in any registration of the Company's Common Stock in which the other executive officers are given the right to participate, to the same extent and in the same proportion thereof. Employee's obligations hereunder shall be expressly conditioned upon the grant of the above Option on the terms set forth herein.

                (d) Royalty. Notwithstanding the expiration or termination of this Agreement for any reason, Employer shall pay Employee and his successors in interest a royalty in perpetuity (the "Royalty") in the amount specified below; with respect to revenues generated by Employer from properties created in connection with the Company, programming, names and logos presented in any form, application or medium, which meet all three of the following criteria:

                (i) The intellectual property or product is conceived by Employee or Employee makes a material contribution to the conception thereof; and must have been approved to be produced, developed and/or overseen by Employer

                (ii) The intellectual property or product is licensed, sold or otherwise exploited by entities other than Employer's own broadcast applications; and

                (iii) Such other entities pay a fee, royalty, rental, Purchase price or other payment to Employer in exchange for such title to such products or intellectual property or for a license to make, use or sell such products or intellectual property,

        If all of the foregoing criteria are met with respect to any such intellectual property or product, Employer shall account in writing for and pay to Employee the Royalty in an amount equal to ten percent (10%) of all amounts described in clause (iii) immediately above, received by, on behalf of, or credited to (to the extent any such credit is received in lieu of immediate payment) Employer or any related or affiliated entity thereof during the preceding calendar quarter. Employer shall pay to Employee the Royalty within thirty (30) days following each calendar quarter notwithstanding the expiration or termination of this Agreement. Each payment shall be accompanied by an accounting statement setting forth the calculation of the Royalty earned. Employer shall pay the Royalty to Employee's estate and successors in interest following his death. Employee and his successors in interest shall have the right to audit the books and records of Employer at Employee's expense during reasonable business hours to determine whether the Royalty has been paid properly in accordance with the requirements of this Agreement, notwithstanding the expiration or termination of this Agreement. Notwithstanding the foregoing, in the event that any such audit discloses an underpayment to Employee of five

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percent (5%) or more in the calculation of the Royalty over a period of not less than twelve (12) months, the cost of the audit shall be borne by the Employer. Employer hereby agrees that any and all future transactions entered into by the Company which affect Employee's rights under this Section 1.3(d) will provide for an assignment or assumption of such Royalty obligation.

                 (e) Certain Benefits. Employee shall be entitled to participate in all employee benefit programs established by the Company from time to time for employees or executives of Employer to the extent that executives or senior management employees of Employer generally are eligible to participate in such programs. Employee shall be further entitled to an annual paid vacation of four
(4) weeks and other benefits in accordance with Employer's policies as from time to time established by the Board for employees and/or senior executive officers and the following: (i) medical, dental and vision insurance plans for Employee and his immediate family consistent with the Company standard; (ii) a per month automobile leasing, operating, insurance and maintenance expense allowance similar to that provided to other senior executive officers of the Employer or the cash equivalent in the form of an expense reimbursement, as might be standard to senior executives; (iii) cell phone and other communication device acquisition and operating expenses related to Company.

                (f) Annual Performance Bonus. Employer shall pay Employee an annual bonus (less required withholdings), subject to meeting mutually agreeable annual performance criteria mutually established by Employer and Employee between February 1 and April 1 of each year of this Agreement. Employer and Employee agree to establish the annual performance criteria and corresponding bonus amount targets for the first year of this Agreement within 120 days after execution of this Agreement and for subsequent years, 120 days after each anniversary of the date hereof.

                (g) Reimbursement of Expenses. Subject to such rules and procedures which from time to time are reasonably specified by the Employer, Employer shall reimburse Employee for reasonable and necessary business expenses incurred in the performance of Employee's duties under this Agreement, including without limitation first class travel, first class hotel suite, private limousine and driver, entertainment and telecommunications. While traveling, Employer shall receive a per diem to cover normal living expenses of $250 per day ($350 per day when traveling to New York or internationally).

                (h) Severance Compensation (or Termination Without Cause. In the event that Employee's employment is terminated by Employer for any reason (other than as a result of the termination of this Agreement pursuant to Sections 3.1 or 3.2) or terminated by Employee as a result of a material breach of this Agreement by Employer (any of the foregoing, an "Involuntary Termination") or by the Employee for Good Reason (as defined below), Employee shall be entitled to receive from Employer an amount equal to Employee's then-current Base Salary during the period commencing on the effective date of an Involuntary Termination and ending twelve (12) months later, plus a bonus actually earned through that period. In addition, following an Involuntary Termination, any then outstanding and unvested stock options or restricted stock issued in accordance with that certain offer letter from the Company of even date shall immediately vest in full. These benefits are contingent upon the Employee's or Employee's personal representative's execution and delivery of a general release reasonably satisfactory to the Company releasing the Company, its officers, agents,

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shareholders, and affiliates from any liability for any matter other than for payments under this Section, payment of the Royalty, payment of any accrued vacation and from any contractual obligations under any other written agreements between the Employee and Employer, including but not limited to Employee's rights as a shareholder and Optionholder. Employee's voluntary termination shall be deemed to be for "Good Reason" in the event it immediately follows: (i) Employer's request that the Employee engage in illegal or unethical conduct, or
(ii) Employee is relieved of his duties or assigned duties inconsistent with his position without his consent. In no event shall the terms and conditions relating to the severance payments due Employee be less favorable than those generally provided to the senior executives of Employer.

                (i) Most Favored Nations Benefits: Stock Option Plan. Employee shall participate in all stock, option and other executive pools and programs offered to any other senior executive of Employer, including an Stock Option Plan consistent with Internal Revenue Code of 1986, as amended, and Nevada corporate law requirements.

        Section 2. Nondisclosure and Noncompetition.

                2.1 Nondisclosure. Employee recognizes the interests of Employer in maintaining the confidential nature of its proprietary, and other business and commercial information. In consideration thereof, Employee shall not during his employment hereunder, directly or indirectly, publish, disclose or use, or authorize anyone else to publish, disclose or use (except to Employee's personal representatives who are obligated to maintain the confidentiality thereof or as authorized in writing by Employer), any secret or confidential matter, or proprietary or other information not otherwise available in the public domain and acquired by Employee during his employment hereunder or through representation on Employer's Board, relating to any aspect of the operations, activities, or obligations of Employer, and/or or any member of the consolidated group of corporations affiliated therewith (all of which companies shall be included within the definition of Employer for purposes of this Section 2.1) including, without limitation, any confidential material or information relating to Employer's business, customers, suppliers, trade or industrial practices, trade secrets, technology, know-how or intellectual property. Confidential information will not, however, include information that: (a) was already known to Employee at the time it was disclosed through no wrongful act of Employee,
(b) has become publicly known through no wrongful act of Employee, (c) has been rightfully received from a third party without restriction on disclosure and without breach of an obligation of confidentiality to the disclosing party, (d) has been independently developed by Employee without breach of this Agreement,
(e) has been approved for release by Employer, (f) is regularly furnished by Employer to third parties without similar restrictions on disclosure, or (g) is required to be disclosed by law or by court order.

                 All records, files, data, documents and the like relating to suppliers, customers, costs, prices, systems, methods, personnel, equipment and other materials relating to Employer shall be and remain the sole property of Employer. Upon termination of Employee's employment hereunder, Employee shall not remove from Employer's premises or retain any of the materials described in this Section 2.1, except with the prior written consent of Employer and all such materials in Employee's possession shall be delivered promptly to Employer. Notwithstanding the foregoing, Employee shall be entitled to retain a record of his personal contact information and shall not be required to purge emails or computer back ups.

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                2.2 Noncompetition, Employee covenants and agrees that;

                (a) So long as Employee is employed by Employer, Employee shall not, without the prior written consent of Employer, directly or indirectly, as an employee, employer, agent, principal, proprietor, partner, stockholder, consultant, director, or corporate officer, engage in any business that is in direct competition with the business of Employer. Direct competition is defined as another media and entertainment holding company in which Employee has an identical position.

                (b) If the scope of any restrictions contained in subparagraph
(a) is too broad to permit enforcement of such restrictions to their full extent, then such restrictions shall be enforced to the maximum extent permitted by law, and Employee hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restrictions.

                2.3 Specific Performance. Employee acknowledges and agrees that Employer's remedies at law for a breach or threatened breach of any of the provisions of this Section 2 would be inadequate and, in recognition of this fact, Employee agrees that in the event of such a breach or threatened breach, in addition to any remedies at law, Employer, without posting any bond, shall be entitled to seek to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

                Section 3. Termination.

                3.1 Death. This Agreement shall terminate upon Employee's death. In the event of Employee's death while in the employ of Employer, Employer shall pay to the such person or persons as the Employee may specifically designate (successively or contingently) by filing a written beneficiary designation with Employer during Employee's lifetime ("Designated Beneficiaries") a death benefit in an amount equal to six (6) months of Employee's Base Salary as in effect immediately prior to Employee's death; such amount to be payable to Employee's Designated Beneficiaries in six (6) monthly installments beginning on the first month immediately following Employee's death.

                3.2 Cause. Employer shall have the right to terminate this Agreement and Employee's employment hereunder for cause upon written notice to Employee. "Cause" shall mean the Employee's: (a) dishonesty in the performance of the Employee's duties hereunder (including, but not limited to, theft or embezzlement of Employer funds or assets); (b) conviction of, or guilty plea or no contest plea, to a felony charge or any misdemeanor involving moral turpitude, or the entry of a consent decree with respect to such a felony or misdemeanor with any governmental body; (c) knowing noncompliance in any material respect with any laws or regulations, foreign or domestic, materially affecting the operation of the Employer's business, except as directed or approved by Employer's Chief Executive Officer; (d) knowing violation of any express direction or any reasonable rule, regulation or policy established by the Board that is consistent with the terms of this Agreement or applicable law, if such violation is likely to have a material adverse effect on the Employer, except as directed or approved by Employer's Chief Executive Officer; (e) material breach of this Agreement or material breach of the Employee's

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fiduciary duties to the Employer; (f) gross incompetence, gross neglect, or gross misconduct in the performance of the Employee's duties; (g) repeated and consistent failure to devote Employee's full working time and attention to the service of the Employer subject to Section 1.2 of this Agreement; or (h) abuse of alcohol or drugs which materially interferes with the Employee's performance of his duties. With respect to those circumstances of Cause set forth in the preceding clauses (c) through (h) that are reasonably susceptible to cure, Cause shall only exist where the Employer has provided the Employee with written notice of the alleged problem and the Employee has failed to cure such condition to the satisfaction of the Employer within ten (10) business days.

                Section 4. Miscellaneous.

                4.1 Amendment This Agreement may be amended only be writing executed by the parties hereto, which has been approved in advance by a majority of the disinterested members of the Board.

                4.2 Mitigation. In the event of a Involuntary Termination of Employee's employment, Employee shall not be required to seek other employment; in addition, no amount payable under this Agreement shall be reduced by any compensation earned by Employee as a result of employment by another employer after such termination of employment with Employer

                4.3 Entire Agreement. This Agreement and the other agreements expressly referred to herein set forth the entire understanding of the parties hereto regarding the subject matter hereof and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties regarding the subject matter hereof.

                4.4 Notices. Any notice, request, consent and other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon the earlier of receipt or five (5) days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the parties (and to the persons to whom copies shall be sent) at their respective addresses set forth below.



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If to Employer:
---------------

President
Global Media Group Holdings, Inc.
405 Rosemary Lane
Las Vegas, Nevada 89107

With a copy to:
Carr & Ferrell, LLP
2200 Geng Road
Palo Alto, California 94303
Attn: R. Michael Momboisse, Esq.


If to Employee:
---------------

James Caan
c/o
Bloom Hergott Diemer Rosenthal & LaViolette, LLP
150 South Rodeo Drive, Third Floor
Beverly Hills, California 90212
Attn: Jacob A. Bloom, Esq.

Any party by written notice to the other party given in accordance with this Section may change the address or the persons to whom notices or copies thereof shall be directed.

                4.5 Assignability; Successors. This Agreement is personal to Employee and may not be assigned except to the Employee's personal representative in the event of the Employee's death or permanent disability. This Agreement is assignable by Employer, but only to an entity that is affiliated with Employer. This Agreement shall bind and inure to the benefit of all permitted successors, heirs and personal representatives of each of the parties hereto.

                4.6 Indemnification. Employer shall defend, indemnify and hold harmless Employee with respect to any and all matters relating to Employee's performance of services to Employer in a non-negligent manner and otherwise in accordance with the terms of this Agreement, to the maximum extent permitted by applicable law; including, but not limited to claims for indemnification with respect to any and all shareholder lawsuits and claims relating to violations by Employer (but not Employee) of securities laws.

                4.7 Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California. All parties agree that venue for any and all claims arising from the Agreement shall be located in the state or federal courts located in Los Angeles County, California.

                4.8 Severabilty. If any provision of this Agreement shall be adjudicated to be, in whole or in part, invalid, ineffective or unenforceable, the remaining provisions of this Agreement shall not be affected thereby. The invalid, ineffective and unenforceable provision shall, without further action

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by the parties, be automatically amended to effect so much of the original purpose and intent of the invalid, ineffective or unenforceable provision; provided, however, that such amendment shall apply only with respect to the operation of such provision in the particular jurisdiction with respect to which such adjudication is made.

                4.9 Waivers. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement, by the other party shall not be construed as, or constitute, a continuing waiver of such provisions, or waiver of any other violation of, breach of or default under any other provision of this Agreement,

                4.10 Headings. The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

                4.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same Agreement

                4.12 Enforcement. In the event that either party resorts to legal action to enforce the terms and provisions of this Agreement, the prevailing party shall be entitled to recover from the nonprevailing party the costs of such action, so incurred, including, without limitation, reasonable attorneys' fees.

                4.13 Legal Representation Employee acknowledges and agrees that he has read and understands the terms set forth in this Agreement and has been given a reasonable opportunity to consult with an attorney prior to execution of this Agreement.

                4.14 Waiver of Jury Trial EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

                4.15 Arbitration. Except for ancillary measures in aid of arbitration and for proceedings to obtain provisional remedies and interim relief, including, without limitation, injunctive relief, any controversy, dispute or claim arising out of or in connection with or relating to this Agreement, or the breach, termination or validity thereof or any transaction contemplated hereby or thereby (any such controversy, dispute or claim being referred to as a"Dispute") shall be finally settled by arbitration conducted expeditiously in accordance with the Commercial Arbitration Rules then in force (the "AAA Rules") of the American Arbitration Association (the "AAA"). There shall be a panel of three arbitrators who shall be appointed pursuant to AAA procedures, in each case, within fifteen (15) business days of the demand for arbitration by the respondent(s) in any such proceeding. Each of the arbitrators shall be an attorney with no less than fifteen (15) years' experience in the practice of business law. Any arbitration pursuant to this Section shall take place in Clark County, Nevada. A final award shall be rendered as soon as reasonably possible and, in any event, within ninety (90) days of the filing with AAA any demand for arbitration; provided, however, that if the arbitrators determine by majority vote that fairness so requires, such ninety (90) day period may be extended by no more than sixty (60) additional days. The parties

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agree that the arbitrators shall have the right and power to shorten the length of any notice periods or other time periods provided in the AAA Rules and to implement "Expedited Procedures" under the AAA Rules in order to ensure that the arbitration process is completed within the time frames provided herein. The arbitration decision or award shall be in writing. Judgment on the decision or award rendered by the arbitrators may be entered and specifically enforced in any court having jurisdiction thereof. Notwithstanding the provisions of Section any arbitration held pursuant to the provisions of this Section shall be governed by the Federal Arbitration Act. All arbitrations commenced pursuant to this Agreement or any other Related Agreements shall be consolidated and heard by the initially constituted panel of arbitrators.

               IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.



                                              /s/ James Caan
                                             -------------------------------
                                             James Caan


                                             GLOBAL MEDIA GROUP HOLDINGS, INC.
                                             a Delaware coporation


                                             By:
                                                ----------------------------

                                             Its:
                                                 ---------------------------





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